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                                                                Exhibit 3.1

                             AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION
                                      OF
                       FLORIDA PANTHERS HOLDINGS, INC.
                   (formerly named Florida Panthers, Inc.)


        The undersigned incorporator hereby amends and restates, pursuant to
Section 607.1001 of the Florida Business Corporation Act, the Articles of Incorporation of Florida Panthers, Inc., a Florida corporation which initially filed its Articles of Incorporation on July 3, 1996 and was issued charter number P96000056449. The undersigned incorporator further certifies that no shares of this corporation have been issued, no directors or officers have been appointed, and no shareholder action is required hereby.

        The Articles of Incorporation of Florida Panthers, Inc. are hereby amended and restated (as such, the "Amended and Restated Articles of Incorporation") as follows:


                                  ARTICLE I

                                     NAME
                                     ----

        The name of the Corporation shall hereafter be Florida Panthers Holdings, Inc. (the "Corporation").


                                  ARTICLE II

                               MAILING ADDRESS
                               ---------------

        The mailing address of the Corporation is 100 Northeast Third Avenue, Tenth Floor, Ft. Lauderdale, Florida 33301.


                                 ARTICLE III

                                CAPITAL STOCK
                                -------------

        The number of shares of stock that the Corporation is authorized to issue is One Hundred Ten Million (110,000,000) shares of common stock, par value $.01 per share (the "Common Stock"). The authorized shares of Common Stock shall be divided into two classes, comprised of One Hundred Million (100,000,000) shares of Class A Common Stock (the "Class A Common Stock") and Ten Million (10,000,000) shares of Class B Common Stock (the "Class B Common Stock").


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        The Class A Common Stock and Class B Common Stock shall be identical in all respects EXCEPT that: (i) each share of Class A Common Stock shall be entitled to One (1) vote on each matter submitted to a vote of the shareholders of the Corporation, while each share of Class B Common Stock shall be entitled to Ten Thousand (10,000) votes on each matter submitted to a vote of the shareholders of the Corporation; (ii) shares of Class A Common Stock may be issued to holders of Class B Common Stock in a stock dividend, stock split or otherwise duly declared by the Board of Directors, while Class B Common Stock may not be issued to holders of Class A Common Stock in any such stock dividend, stock split or otherwise; and (iii) each share of Class B Common
Stock shall at all times be directly convertible into one share of Class A Common Stock without further consideration, while shares of Class A Common
Stock shall not, in any case, be convertible into shares of Class B Common
Stock.

        The Class A Common Stock and Class B Common Stock may be subsequently divided into and issued in one or more series of stock with voting rights, priorities and preferences for each series that the Board of Directors of the Corporation determines and sets forth in duly authorized resolutions providing for the creation and issuance of such series of stock.


                                  ARTICLE IV

                                 RESTRICTIONS
                                 ------------

        So long as the Corporation owns, directly or indirectly, a member club in the National Hockey League, no person may own 5% or more of the Corporation's Common Stock without National Hockey League approval. In the event a person acquires 5% or more of the Corporation's Common Stock without National Hockey League approval, each share of the Common Stock owned by such person shall be subject to redemption at the lower of its original cost or its then fair market value.


                                  ARTICLE V

                         REGISTERED OFFICE AND AGENT
                         ---------------------------

        The street address of the Corporation's registered office is One S.E. Third Avenue, 27th Floor, Miami, Florida 33131. The name of the Corporation's registered agent at that office is American Information Services, Inc.


                                  ARTICLE VI

                               INDEMNIFICATION
                               ---------------

        The Corporation shall indemnify and may advance expenses to its officers and directors to the fullest extent permitted by law in existence now or hereafter.



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                                 ARTICLE VII

                           AFFILIATED TRANSACTIONS
                        AND CONTROL SHARE ACQUISITIONS
                        ------------------------------

        The Corporation expressly elects not to be governed by Sections
607.0901 and 607.0902 of the Florida Business Corporations Act, relating to affiliated transactions and control share acquisitions, respectively.





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        IN WITNESS WHEREOF, the undersigned Incorporator has executed these
Amended and Restated Articles of Incorporation this 17th day of September,
1996.




                                                  /s/ Edward T. Kim
                                                  ---------------------------
                                                  Edward T. Kim, Incorporator







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